FAMILY STEAK HOUSES LETTERHEAD


Dear Shareholders:


I have spoken with several of you over the last few weeks regarding the takeover attempt that Bisco Industries, Inc. and Glen Ceiley have launched against our Company. Almost all of you have expressed your support for the Company in its defense against this takeover attempt and we thank you for that support.

Bisco and Ceiley are corporate raiders - they have tried twice before to take over companies and have failed. Now they are asking you to vote out the Florida Control Share Act and the Rights Agreement that your Board of Directors adopted to protect the Company from corporate raiders. They are saying to you that they cannot seize control of your Company unless you vote out the Company's defenses. If you do not want the corporate raider to seize control, this is what you need to do:

Do not return the GOLD consent card sent to you by Bisco, even to vote against their proposals. If you have already done so, please mark the REVOCATION box on the enclosed WHITE revocation of consent card, sign and date the form and return it in the postage-paid envelope provided.

If your shares are held through a bank or broker, please contact your representative at that firm and request the representative to execute the WHITE revocation of consent card on your behalf.

Do not tender your shares to Bisco. If you have already done so, you can have your shares returned to you by completing the YELLOW Notice of Withdrawal previously mailed to you.

If you require any assistance, please call our proxy solicitor, Corporate Investor Communications, at (800) 932-8498.

Thank you.


Sincerely,
Lewis E. Christman, Jr.
President and CEO

Family Steak Houses of Florida,  Inc.